EXHIBIT 3.1



                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  CAPRIUS, INC.

                         (PURSUANT TO SECTION 242 OF THE
                      GENERAL CORPORATION LAW OF DELAWARE)

                                     * * * *

     CAPRIUS, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

     FIRST: The Board of Directors of the Corporation, at a special meeting duly held on February 13, 2005, duly adopted resolutions setting forth a proposed amendment (the "Amendment") to the Certificate of Incorporation of the Corporation providing for a reverse stock split of the outstanding shares of Common Stock, $.01 par value, at a ratio of one-for-twenty, declaring the Amendment to be advisable, and directing the Corporation to execute and file a Certificate of Amendment therefor, all subject to stockholder approval.

     SECOND: Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, the Amendment was approved by the written consent of stockholders representing a majority of outstanding voting shares of the Corporation pursuant to Section 228 of the DGCL and the Corporation advised all non-consenting stockholders of such action by the mailing of a Schedule 14C Information Statement to them.

     THIRD: The Board of Directors of the Corporation, having determined that the Amendment was in the best interests of the Company and the stockholders, duly adopted resolutions that Article FOURTH of the Corporation's Certificate of Incorporation be amended by addition of the following provision:

          "Reverse Stock Split. Simultaneously with the effective time (the "Effective Time") of this Amendment, each share of the Corporation's Common Stock, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified and changed, pursuant to a reverse stock split, into a fraction thereof equal to one-twentieth (1/20) of a share of the Corporation's outstanding Common Stock (the "New Common Stock"), subject to the treatment of fractional shares interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the "Old Certificates"), whether one or more, shall be entitled to receive upon surrender of such Old Certificates to the Corporation's Exchange Agent for cancellation, a certificate or certificates (the "New Certificates"), whether one or more, representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates representing fractional share interests in New Common Stock will be issued, and no such fractional share interest shall entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. Any fraction of a share of New Common Stock to which the holder would otherwise be entitled will be rounded downward to the nearest whole share, except that, in the event that less than twenty (20) shares of Old Common Stock shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which the New Certificates shall be issued shall be one (1). If more than one (1) Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares of Old Common Stock represented by the Old Certificates so surrendered. From and after the Effective Time the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law. The Amendment shall not change the number of authorized shares of Common Stock or Preferred Stock as of the Effective Time."

     FOURTH: The Effective Time of this Amendment is 9:00 a.m., New York time, on April 5, 2005.

     FIFTH: The Amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by Jonathan Joels, its Chief Financial Officer, this 31st day of March, 2005.

                                        CAPRIUS, INC.



                                        By:/s/ Jonathan Joels
                                               --------------------------
                                               Jonathan Joels
                                               Chief Financial Officer